Exhibit 99.1
January 28, 2014

[NAME]
[[ADDRESS]
[[[CITY, STATE ZIP CODE]]]

Re:  Notice of Early Redemption of 9% Convertible Subordinated Debentures

Ladies and Gentlemen:

 You have received this letter because you are the holder of record or you are the beneficial holder of outstanding 9% Convertible Subordinated Debentures due August 9, 2020 (“Debentures”) of Community West Bancshares (“Community West”).

YOU ARE HEREBY NOTIFIED THAT IN ACCORDANCE WITH SECTION 2.2 OF THE DEBENTURE, COMMUNITY WEST HAS ELECTED TO EXERCISE ITS OPTION TO REDEEM EARLY ALL OUTSTANDING DEBENTURES AND HAS FIXED MARCH 10, 2014 AS THE DATE FOR EARLY REDEMPTION (“Redemption Date”).

Accordingly, all outstanding Debentures will become due and payable on March 10, 2014 for an amount (“Redemption Amount”) equal to the sum of: (i) the Principal Amount then outstanding; plus (ii) the accrued and unpaid interest on the Debentures through and including March 10, 2014.  The Redemption Amount will be paid as soon as practicable following the Redemption Date against surrender of the Debenture Certificate with Community West’s transfer agent, Computershare, Inc., Attention: Corporate Actions, 250 Royall Street, Canton, MA 02021.  Please include a clear and concise letter of instruction with your Debenture indicating that you wish to receive the Redemption Amount in cash.  Unless you elect to convert your Debenture into shares of Community West’s no par value common stock (“Common Stock”) as explained below, we encourage you to send your original Debenture for cancellation as soon as possible to Computershare, Inc.

Alternatively, you may elect to convert all or a portion of your Debentures into shares of Community West’s Common Stock at the conversion price of $4.50 per share.  To convert your Debenture, please follow carefully the instructions set forth in Section 4 of the Debenture, including submitting a Conversion Notice in the form attached as Exhibit “A” to the Debenture, and attached to this letter, clearly indicating the amount that you elect to convert into Common Stock and mail, along with the surrender of the Debenture Certificate, to Computershare, Inc., Attention: Corporate Actions, 250 Royall Street, Canton, MA 02021.

CONVERSION CALCULATION

If you so elect, the principal amount of your Debenture and the interest accrued thereon through the date of conversion will be converted into Common Stock at a conversion price of $4.50 per share.  For example, if you hold a Debenture in the principal face amount of $10,000 and you convert your Debenture on February 14, 2014, your Debenture will have accrued interest from January 1, 2014 through February 14, 2014 in amount of $110.96 (($10,000 × 9%) ÷ 365 days × 45 days) which will added to the $10,000 principal face amount of the Debenture and the aggregate amount that you may convert into Common Stock will be $10,110.96.  At the conversion price of $4.50, you would receive 2,247 shares of Common Stock to convert your Debenture on February 14, 2014 (no fractional shares are issued and the calculation gets rounded to the nearest whole share).

TIME DEADLINES FOR CONVERSION NOTICE

To effect a conversion of your Debenture, Computershare must be notified directly by you or your Broker by no later than 5:00 PM Eastern Time/2:00 PM Pacific Time on March 10, 2014, for a conversion to be effective on that day.  Their phone number is (800) 962-4284.

If you have any questions, please contact Computershare, your Broker or Charles Baltuskonis (805-692-4409), Executive Vice President and Chief Financial Officer, at Community West.

Very truly yours,

William R. Peeples
Chairman of the Board of Directors